EXHIBIT 10.2

                                 CDI CHINA, INC.
                              BIG TREE GROUP CORP.
                    JIEYANG BIG TREE TOY ENTERPRISE CO., LTD.
                               AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (the "Agreement") is made and entered into effective on MAY 8, 2007 by and among CDI CHINA, INC. a Florida corporation ("CDI CHINA"), a wholly owned subsidiary of CHINA DIRECT, INC., a Delaware corporation ("CDI"), BIG TREE GROUP CORP. a Florida corporation and a 60% owned subsidiary of CDI CHINA, INC. ("BIG TREE") and JIEYANG BIG TREE TOY ENTERPRISE CO., LTD. This Amendment is made pursuant to an acquisition agreement dated February 12, 2007 by and among the parties listed hereto.

                                    RECITALS:
                                    ---------

   o This amendment is to update the terms of the agreement between the parties dated February 12, 2007.

   o JIEYANG BIG TREE TOY ENTERPRISE CO., LTD. is a Chinese limited liability company, formed as a Sino American joint venture to operate in the toy and entertainment industry in China.

   o  BIG TREE is a 60% owned subsidiary of CDI CHINA

   o  As of February 12, 2007, JIEYANG BIG TREE has net assets of $$447,120.

   o  CDI CHINA will directly acquire a 60% interest in JIEYANG BIG TREE.

   o As of February 12, 2007 JIEYANG BIG TREE TOY ENTERPRISE CO., LTD. has net assets of $447,120.

   o CDI CHINA will issue $268,272 worth of common stock of China Direct, Inc. (53,654 shares of common stock) to the sole shareholder of Jieyang Big Tree to acquire a 60% interest in JIEYANG BIG TREE. The fair value of the common shares is based on the price per share of $5.00 per share on January 30, 2007 as mutually agreed upon in the agreement dated February 12, 2007. CDI China shall issue the common stock on or before June 30, 2007.

   o The shareholders agree not to contribute additional capital to acquire additional interest in JIEYANG BIG TREE without the express written consent of CDI CHINA.

   o In the event the shareholders contribute additional capital to acquire additional interests IN JIEYANG BIG TREE, CDI CHINA shall have the option to contribute capital to JIEYANG BIG TREE and/or purchase interest from the remaining shareholders directly to maintain its 60% interest in JIEYANG BIG TREE.

   o The remaining shareholders agree not to contribute additional capital which would increase the net assets of JIEYANG BIG TREE.

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   o  In the event CDI CHINA consents to allow shareholders to acquire additional interest, and in the event CDI CHINA elects to exercise its option to acquire additional interest to maintain its 60% majority interest; in the aggregate CDI CHINA will allocate a total of $1,200,000 worth of common stock (inclusive of the 53,654 shares of commons tock valued at $268,272) as valued at $5.00 per share on January 30, 2007 as mutually agreed upon by all the parties in the agreement dated February 12, 2007 and an aggregate of $1,000,000 of capital to maintain its 60% majority interest in JIEYANG BIG TREE.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.



CDI CHINA, INC.                        JIEYANG BIG TREE TOY ENTERPRISE CO., LTD.

/s/ Yuejian (James) Wang               /s/ Wei Lin
------------------------               -----------
YUEJIAN (JAMES) WANG, CEO              WEI LIN, CEO



BIG TREE GROUP CORP.

/s/ Guihong Zheng
-----------------
GUIHONG ZHENG

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